Exhibit 10.2

58.com Inc.

AMENDMENT NO.1 TO

The 2013 SHARE INCENTIVE PLAN

This Amendment (“Amendment”) to the 2013 Share Incentive Plan (the “Plan”) of 58.com Inc. (the “Company”) is effective as of April 16, 2015.

1.                  Pursuant to the written resolution of the board of directors of the Company dated as of April 16, 2015, effective on the date first set forth above, Section 3.1(a) of the Plan shall be amended in its entirety to provide as follows:

“Subject to the provisions of Article 9 and Section 3.1(b), the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Share Options) shall initially be 2,800,000 Class A ordinary shares, plus an annual increase of 1.5% of the total outstanding share capital as of December 31 of the immediately preceding calendar year on the first day of each fiscal year, beginning in 2015, or such lesser number of Class A ordinary shares as determined by the board of directors of the Company. For the avoidance of doubt, the increase of number of Shares for the year of 2015 shall consist of (i) 1.5% of the total outstanding share capital as of December 31, 2014, and (ii) 7,000,000 Class B ordinary shares.”

2.                  Notwithstanding the foregoing, except as amended hereby, each of the provisions of the Plan shall remain in full force and effect, and this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the Plan except as specifically provided herein.

3.                  This Amendment shall be construed in accordance with and governed by the laws of the Cayman Islands.